EXHIBIT 99.1

Misonix Appoints Scott Ludecker

Vice President of Global Sales and Marketing

Company Contact:	Investor Contacts:
Richard Zaremba	Joe Diaz
Misonix, Inc.	Lytham Partners, LLC
631-694-9555	602-889-9700
invest@misonix.com	mson@lythampartners.com
www.misonix.com	www.lythampartners.com

FARMINGDALE, New York – May 13, 2013 – Misonix, Inc. (Nasdaq: MSON), a surgical device company that designs, manufactures and markets innovative therapeutic ultrasonic products worldwide for wound debridement, spinal surgery, cosmetic surgery, neurosurgery, laparoscopic surgery and other surgical applications, announced today the appointment of Scott Ludecker as Vice President of Global Sales and Marketing. Mr. Ludecker will oversee all sales and marketing activities for Misonix worldwide.

With more than 20 years of experience in the global medical device industry, Scott Ludecker has a demonstrated track record of successfully commercializing medical technology and in building and managing global sales distribution networks. Mr. Ludecker most recently served as Vice President of Global Sales and Marketing for BioMimetic Therapeutics, a NASDAQ-listed biotechnology company, specializing in the development and commercialization of products which promote the healing of musculoskeletal injury and diseases, including orthopedic, spine, and sports medicine applications. He was responsible for building the commercial launch strategy and the associated infrastructure to support a global product launch for BioMimetic’s regenerative medicine platform technology, in a market estimated to exceed $1 billion annually in the U.S. Prior to BioMimetic, Mr. Ludecker served in a variety of sales and marketing leadership positions with Small Bone Innovations (SBi), a private New York City-based orthopedic company specializing in small bones, and Smith and Nephew, a leading U.K.-based global provider of orthopedic reconstruction implants and a broad portfolio of medical instruments and supplies. Mr. Ludecker is a graduate of Kenyon College with a Bachelor of Arts degree.

Michael A. McManus, Jr., president and chief executive officer, said, “We are pleased to have an industry professional the caliber of Scott Ludecker join Misonix at this critical point in the history of the Company. Scott has a proven track record of success in many of the markets in which we operate. We look for Scott’s leadership and extensive industry experience to energize our global sales and marketing team to become the competitive and disciplined sales force that will increasingly drive Misonix products into surgical suites around the world. I look forward to working closely with Scott to achieve our strategic goals.”

About Misonix

Misonix, Inc. designs, develops, manufactures and markets therapeutic ultrasonic medical devices. Misonix's therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix's proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company's Web site at www.misonix.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, and other factors discussed in the Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

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